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               MICHIGAN EDUCATIONAL EMPLOYEES MUTUAL INSURANCE COMPANY
                                    INCENTIVE PLAN


     1. PURPOSE. The purpose of the Michigan Educational Employees Mutual Insurance Company Incentive Plan ("Plan") is to provide deferred compensation to a select group of management employees and non-employee Directors of Michigan Educational Employees Mutual Insurance Company ("Company"). The Plan is also intended to benefit the Company by rewarding the performance of certain management employees and Directors who achieve targeted long-term goals of the Company. The amount of the deferred compensation payable under the Plan shall be based on increases in the Company's surplus assets.

     2.   EFFECTIVE DATE.  The effective date of the Plan shall be October 1,
1996.

     3.   ELIGIBILITY AND PARTICIPATION.

          (a) Management employees with salary levels of 10 or above ("Eligible Employees") shall be eligible to participate in the Plan. Non-employee members of the Company's Board of Directors ("Directors") also shall be eligible to participate. The names of all Eligible Employees and Directors shall be included on a list maintained by the Board.

          (b) An Eligible Employee or Director may participate in the Plan upon the recommendation of senior management and approval by the Board.

     4.   ADMINISTRATION.

          (a) The Board shall be the Fiduciary and Administrator of the Plan. Subject to the provisions of the Plan, the Board shall have exclusive power to select the individuals who are eligible to participate each year and their respective level of participation.

          (b) The Board shall have exclusive authority and discretion to interpret the Plan, to construe any uncertain or disputed term or provision in the Plan, to adopt rules and regulations of the Plan, to determine the conditions subject to which any awards under the Plan may be made or payable, and to make any other determinations that it believes necessary or advisable for the administration of the Plan. Determinations by the Board shall be made by


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majority vote and shall be final and binding on all parties with respect to all matters relating to the Plan.

     5.   PLAN YEAR.     The Plan year shall commence on January 1 and end on
December 31 of each year. However, the first Plan year shall commence on October 1, 1996, and end on December 31, 1996.

     6.   INCENTIVE AWARDS.

          (a) Incentives shall not be granted to Eligible Employees and Directors (collectively, "Participants") as the Board shall determine in its sole discretion. In the event that the Board decides to grant Incentives for a particular Plan year, the Board shall approve the Incentives as its fourth quarter meeting preceeding that year. Each grant of Incentives under the Plan to a Participant and the level of participation as of the date of the grant shall be communicated by the Board in writing to the Participant no later than January 31 of the following year.

          (b) During the calendar year ending in December 31, 1996, the Board may make Incentive Awards to Eligible Employees and Directors based on their past performance. However, no more than five (5) years of past performance may be taken into account for purposes of calculating awards for the 1996 Plan year. In the event that the Board grants Incentives based on a Participant's past performance, the Participant shall receive credit for vesting purposes for no more than four years of service before January 1, 1997. Any Participant who receives Incentives for 1996 shall become vested in the award on or after December 31, 1997, in accordance with Section 8 below.

          (c) Incentives granted to a Participant shall be credited to an Incentives Account ("Account") established and maintained in the name of the Participant. The account of a Participant shall be the record of the Incentive Level granted under the Plan solely for accounting purposes and shall not require a segregation of any Company assets. Each Incentive Level shall be valued by the Board, in the manner proved in Section 7 below.

          (d) A Participant may irrevocably elect to direct the Board of Directors to transfer the value of vested Incentives to the Michigan Educational Employees Mutual Insurance


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Company Deferred Compensation Plan for Director Fees, Executive Bonuses and
Supplemental Retirement Savings for Executives ("Supplemental Retirement Plan") rather than to pay the Participant the value of the Incentives after they become vested. The Participant shall make the election by filing written notice with the Board no later than thirty (30) days following the date on which the Board notifies the Participant of the grant of Incentives. The value of any Incentives transferred into the Supplemental Retirement Plan shall be credited to a Transfer Account established in the name of the Participant and shall be subject to the provisions of the Supplemental Retirement Plan. The Participant's transfer election shall include a provision indicating that the form and timing of payment from the Transfer Account shall be controlled by the provisions applicable to the Participant's Supplemental Elective Contributions Account under the Supplemental Retirement Plan.

          7. VALUATION OF THE LONG-TERM INCENTIVE AWARDS. The maximum amount of a Long-Term Incentive Award cannot exceed $200,000 per participant per year.

               (a) AWARD LEVELS. Five (5) different levels of participation are available for Eligible Employees. The level of participation is determined by the Board and communicated at the time the award is made. Eligible Employees can receive awards for any Level except as noted below.

                    (i) Only Senior Management can participate in Level 1 awards. This includes the positions of President, Chief Operating Officer, Chief Financial Officer and Chief Information Officer.

               (b) VALUATION OF LEVELS. Each level of participation has the following value.

                    Level 1 =      $300

                    Level 2 =      $125

                    Level 3 =      $ 75

                    Level 4 =      $ 50

                    Level 5 =      $ 25

               (c) VALUATION OF INCENTIVE PAYMENT. When a participant becomes vested in a Long-Term Incentive Award, the value is determined by calculating the number of increments of growth in the Company's Surplus Assets over the five
(5) year vesting period.  For


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all years prior to year end 1997, an increment equals each $50,000 increase in surplus. For years starting at year end 1997, an increment is measured by taking the prior year's increment times 1.10 percent. (For example: 1996 = $50,000:
1997 = $50,000 x 1.10 percent or $55,000, 1998 = $55,000 x 1.10 percent =
$60,500; etc.)

               At the time of vesting, the award calculation shall be calculated using the following formula.

               Company's Surplus at vested date of award

               minus Company's Surplus at date of award

Award Value =  ---------------------------------------- = Number of Increments

               Increment Value at date of vesting


               Number of Increments x Increment Value for Level of Award

               = Long-Term Incentive Payment


     8.   VESTING OF INCENTIVE AWARDS.

          (a) A Participant shall become vested in Long-Term Incentives granted for a particular Plan year after completing five (5) consecutive years of service with the Company. For purposes of the Plan, year of service shall mean each twelve (12) month period of service coinciding with the Plan year. Each five (5) year vesting period shall commence on January 1 of the year in which the Participant received the Award of Incentives and shall end on the last day of the fifth Plan year. However, for purposes of determining a Participant's vested interest on December 31, 1997, with respect to Incentives granted for 1996, if any, the Participant must have completed five (5) consecutive years of service during the period beginning January 1, 1993, and ending on December 31, 1997. In the event that a Participant has not completed five (5) years of service by December 31, 1997, the Incentives shall become vested when the Participant first completes five years of service, taking into account all years of service after January 1, 1993.

          (b) Notwithstanding the provisions of subsection (a) above and except as provided in Section 9 below, all Long-Term Incentives granted to a Participant shall immediately become vested upon the Participant's termination of employment with the Company due to death, disability or retirement or upon a change of corporate control. For purposes of this Section,

               (i) a Participant will be considered disabled if a physical or mental condition renders the Participant unable to perform his duties or any comparable duties for the Company and the disability is evidenced by a certificate from a physician satisfactory to the Board;

               (ii) a Participant will be considered retired if the Participant's employment with the Company terminates on or after the date the Participant attains age 59-1/2; and

               (iii) a change of corporate control shall be deemed to have taken place upon the occurrence of any of the events described in subsection
(c) below.

          (c) Change of Corporate Control. A change of corporate control shall be deemed to take place on the occurrence of any of the following events:

               (i) The acquisition by an entity, person or group (including affiliates or associates of such entity, person or group) of the Company if after the acquisition the entity, person or group is entitled to exercise more than thirty (30%) percent of the voting rights of the Board of Directors;

               (ii)  The effective date of a merger or consolidation with one
(1) or more corporations as a result of which the Company is not the surviving corporation;

               (iii) The company enters into a contract that permits a corporation or any other legal entity to control or manage all of the Company's corporate functions;

               (iv) Any person, entity, group, corporation or any other legal entity owns ten (10%) percent or more of the Company's surplus through surplus notes, guarantee fund certificates or other evidence of indebtedness issued by the Company; or

               (v) The election to the Board of candidates who were not recommended for election by the Board of Directors of the Company in office immediately before the election, if the candidates constitute a majority of those elected in the particular election or a majority of the entire Board of Directors after the election.

          (d) In the event that a Director is not reelected to the Board, all nonvested Incentives shall immediately become vested and payable under
Section 10 below.

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     9.   FORFEITURE.

          (a) Notwithstanding anything in the Plan to the contrary, a Participant shall forfeit all Incentives credited to the Participant's Account in the event the Participant's employment with the Company is terminated for cause. For purposes of this Section, a Participant will be considered to have been terminated for cause if the Participant engaged in acts of insubordination, malicious intent or any other acts or omissions constituting dishonestly, intentional breach of fiduciary obligation or intentional wrongdoing or the Participant is convicted of a criminal violation involving fraud or dishonesty. Furthermore, any amounts attributable to previously vested Incentives for which the Participant has not received full payment before the date of the involuntary termination of employment for cause also shall be forfeited.

          (b) A Participant shall forfeit all nonvested Incentives upon voluntary termination of employment.

     10.  PAYMENT FOR PERFORMANCE UNITS.

          (a)  Unless a Participant forfeits incentives or payments under
Section 9 above, or previously elected, pursuant to Section 6, to transfer the value of the Incentives to the Supplemental Retirement Plan, the Participant shall be entitled to receive payment for the Incentives in the Participant's Account following the Board's determination under subsection
(b) below as to the method and period of payment.

          (b)  Payment to a Participant for incentives described in subsection
(a) above shall be made in cash in a lump sum or in equal annual installments over a period not to exceed ten (10) years. The Board shall have the sole discretion to determine the method of payment under the Plan and the period, if any over which the payments shall be made. Payment shall be made or commence within ninety (90) days after the end of the Plan Year in which the Participant becomes vested in the Award.

          (c) In the event that an Eligible Employee's employment is involuntarily terminated for any reason other than for cause or upon a change of corporate control or a Director is not reelected to the Board and Participant's Incentives immediately become vested under Section 8, the amount of the Participant's payment shall be calculated taking into account the Company's surplus assets as of the end of the quarter coinciding with or next following the Eligible Employee's termination of employment, the date of the change in control, or last day of the Director's term of office. The Participant's payment shall be made or commence within ninety (90) days after the quarter coinciding with or next following the Participant's termination of employment or term of office, as applicable.

          (d) The Board shall have sole discretion with respect to the application of the provisions of this Section and the exercise of discretion shall be conclusive and binding upon the Participant, and all other persons.

     11. NONTRANSFERABILITY. Incentives granted under the Plan, and any rights and privileges pertaining thereto, may not be transferred, assigned, pledged or hypothecated in any manner, by operation of law or otherwise, except as provided in Section 6 (with respect to transfers to the Supplemental Retirement Plan) or
Section 12 (in the event of a Participant's death).

     12. PAYMENTS TO BENEFICIARIES. In the event of a Participant's death either before or after payments under the Plan have commenced, but before all payments required to be made to the Participant have been made, any remaining payments shall be made to the individual(s) and/or trusts(s) that the Participant designates as beneficiary. In the event of the death of the Participant's designated beneficiary after commencement of payments to the beneficiary and before receiving all payments required to be made to the beneficiary under the Plan, as amount equal to the remaining balance of the Participant's Account shall be paid in a lump sum to the contingent beneficiary, if any, named by the Participant, otherwise to the estate of the Participant. The beneficiary designated by the Participant may be changed by the Participant without the consent of any prior beneficiary by filing a new designation of beneficiary with the Board before the Participant's death. If no such beneficiary is designated, or if no designated beneficiary survives the Participant, an amount equal to the Account in the name of the Participant shall be paid to the Participant's estate in a lump sum.


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

     13. HARDSHIP WITHDRAWALS. In the event that a Participant's benefits are payable in installments, the Participant may request a hardship withdrawal from the vested portion of his or her Account subject to the application of uniform rules consistently applied. Upon the written request of a Participant, the Board may authorize the participant to receive a hardship withdrawal. "Hardship" shall mean an unanticipated emergency situation in the Participant's financial affairs beyond the Participant's control, including illness or an accident involving the Participant, his or her dependents or other family members, or other significant financial emergency as determined by the Board in its sole discretion; provided that the amount withdrawn shall be limited to the amount necessary to meet the emergency situation (including income taxes on the withdrawn amount).

     14. WITHHOLDING. The company shall have the right to deduct from all amounts paid pursuant to the Plan any taxes required by law to be withheld with respect to the award payments.

     15.  UNFUNDED PLAN.

          (a) The Plan shall at all times be entirely unfunded for tax purposes and for purposes of the Employee Retirement Income Security Act of 1974, as amended. No provision shall at any time be made with respect to segregating assets of the Company for payment of any benefits hereunder. No Participant or other person shall have any interest in any particular assets of the Company by reason of the right to receive a benefit under the Plan.

          (b) The Company shall maintain an irrevocable grantor trust ("Trust") to hold assets of the Company as a reserve to assist in the discharge of the Company's obligations under the Plan. The Company may, in its sole discretion, periodically deposit with the Trustee of the Trust amounts sufficient to provide the benefits payable under the Plan. To the extent that any person acquires a right to receive payments under the Plan, such right shall be no greater than the right of any unsecured general creditor of the Company.

     16. NO RIGHT TO CONTINUE AS DIRECTOR OR EMPLOYEE. Nothing included in the Plan nor any action taken under the Plan shall be construed as a contract or other arrangement between the Company and any Participant giving the Participant any right to be retained as a Director or employee of the Company (as the case may be) for any specific period of time.

     17.  RIGHT TO AMEND OR TERMINATE PLAN.

          (a) The Company reserves the right to amend or terminate the Plan at any time, by action of its Board of Directors, except that no such amendment or termination shall adversely affect the payment of any amounts that become vested before the date on which the Board adopts a resolution to terminate the Plan. Written notice of any such amendment or termination shall be given to each Participant or, if the Participant is deceased, to his or her beneficiary. Upon termination of the Plan, the Company shall pay to each Participant, or to the Participant's beneficiary if the Participant is deceased, an amount equal to the vested balance of the Participant's Account. However, in the discretion of the Board, the amount may be paid in installments over a period shorter than the period over which payments are to be made to the Participant, including payment in a lump sum, provided that in such event amounts payable to all Participants and beneficiaries shall be paid over the same period and in the same manner.

          (b) No Incentives shall be granted pursuant to the Plan after the date of termination of the Plan. However, payments shall be made to Participants with respect to Incentives granted and vested prior to the date of termination.

     18.  GENERAL.

          (a) Titles and headings to the numbered Sections of the Plan are included for convenience only and shall not control the meaning or interpretation of any provision of the Plan. Wherever reasonably necessary in the Plan, pronouns of any gender shall be deemed synonymous, as shall singular and plural pronouns.

          (b) The provisions of the Plan shall be deemed severable and in the event any provision of the Plan is held invalid, void or unenforceable, the same shall not affect, in any respect whatsoever, the validity of any other provision of the Plan. Furthermore, the Board shall have the power to modify such provision to the extent reasonably necessary to make the provision, as so changed, both legal, valid and enforceable as well as compatible with the other provisions of the Plan.

          (c) Any notice or filing required or permitted to be given under the Plan shall be sufficient if in writing and hand delivered, or sent by registered or certified mail:

               (i) to the Company or the Board at the principal office of the Company, directed to the attention of any member of the Board, and

              (ii) to the Participant at his last known home address on file with the Company's personnel office.

Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification. It shall be the Participant's responsibility to inform the Company's personnel office, in writing, of any change in his home address.

          (d) By agreeing to participate in and receiving a copy of the Plan, Participants shall be deemed conclusively to have accepted and consented to all terms of the Plan and all actions or decisions made by the Company, or the Board of Directors with regard to the Plan. Such terms and consent shall also apply to, and be binding upon, the beneficiaries, personal representatives and other successors in interest of each Participant.

     19. APPLICABLE LAW. The Plan shall be governed and construed in accordance with the laws of the State of Michigan, except to the extent governed by Federal law.

     The Company has caused this Plan to be executed by its duly authorized officers on January 7, 1997, effective as of October 1, 1996.



                                        MICHIGAN EDUCATIONAL EMPLOYEES
                                        MUTUAL INSURANCE COMPANY


                                        By:  /s/ Lynn M. Kalinowski
                                             ----------------------------

                                        Its: CEO & PRESIDENT
                                             ----------------------------


ATTEST:

/s/ M. Kay Rickenbaugh
----------------------------



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